Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Good morning everyone and welcome to the 2006 First Quarter Conference Call for APAC Customer Services Inc. We have previously sent copies of our earnings release to the call participants. If you have not received a copy please call Jeannie Petosic at 847-374-4983.

Company Representatives on today’s call are Bob Keller, President and Chief Executive Officer and George Hepburn, Senior Vice President and Chief Financial Officer.

The agenda for today’s call will include a business update by Mr. Keller, a financial review by Mr. Hepburn and a Q&A session. Before opening the conference call I would like to remind you that certain statements including statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts including statements about the beliefs and expectations of the company and its management are forward-looking statements.

All forward-looking statements are inherently uncertain as they are base on various expectations and assumptions about future events and they are subject to known and unknown risks and uncertainties and other factors which can cause actual events and results to differ materially from historical results and future results expresses or implied by the forward-looking statement. The company’s forward looking statements speak only as of today’s date. Refer to the company’s annual report on Form 10-K for the year ended January 1, 2006 and today’s earnings release for a description of reasons that may cause actual results to differ from those expressed or implied in the forward-looking statements.

To supplement the company’s consolidation, financial statements presented in accordance with GAAP, the company uses certain measures defined as non-GAAP financial measures by the SEC. For information on these non-GAAP financial measures, please see the reconciliations that are attached in today’s earnings release and the company’s annual report on Form 10-K for the year ended January 1, 2006. Copies of the company’s public filings are available on a website maintained by the SEC at http://www.sec.gov. Today’s press release is posted on our website at http://www.apaccustomerservices.com. As a remainder today’s call is being recorded. At this time I would like to turn the call over to Mr. Bob Keller, please go ahead sir.

Robert J. Keller, President, Chief Executive Officer and Director

Thank you, Jamie. Good morning and thank you all for participating in today’s call. I will spend a few minutes sharing my perspective on our performance and direction and then ask George Hepburn our CFO to take you through the numbers.

We are very pleased with our first quarter results and believe that we continue to demonstrate progress in turning this business around. We completed our exit of the telemarketing business, grew both our domestic and off-shore revenue base and our Medicare Part D programs were declining slightly quarter-to-quarter continue to exceed our expectations. The demand for our services especially in Manila is very strong and despite the loss of T-Mobile as a client and our assumption that Part D revenue will decline significantly when the enrollment period ends, we are raising our full year revenue forecast to $230 million. Based on client demand we have also made the decision to accelerate the build out of capacity in Manila, opening our sold out 450 seat second center in June and committing to a third center out and housing 2000 agency that we planned to have at least partially on line by late fourth quarter of this year. We have also made progress on our commitment to return the business to profitability, reducing operating losses dramatically on both a year-to-year and sequential quarter comparison.

But we are very comfortable that we will be profitable in the fourth quarter. The build out in Manila and the volume of the new business that is scheduled to ramp in the second half make it unlikely that we will be profitable for the full fiscal year. But it is clear that we are on the right track and that are core clients strongly support our strategy.

We made progress during the quarter on two strategic initiatives as well. We partnered with COPC to design and implement a custom operations audit focused on 14 core processes that we think we need to execute consistently across our enterprise to deliver the kind of the quality that will differentiate us from competitors. We began the roll out of the first two audit processes this quarter and the initial reaction to them has been very positive. Our second initiative to extend our capabilities into the at-home market was recently awarded the 2006 CRM Excellence award for our at home services platform. We also added three more clients to this service during the quarter and are on track to reach our full year objective.

In closing, we still have challenges, but the challenges we face today are growth challenges, not survival challenges. I remain confident in our ability to create and sustain the competitive difference in the customer care market and for that difference to be reflected in both our growth and profitability.

I will turn the call over George now to take you through the numbers and then we will both respond to your questions.

George H. Hepburn III, Senior Vice President and Chief Financial Officer

Thanks Bob. I am going to jump right into the numbers this quarter as we have a lot of moving parts and I hope to provide you with a solid understanding of the progress our company is making. Our reported net loss for the quarter was 700,000, or $0.01 per share, compared to a net loss of 2.4 million or $0.05 per share in the prior year’s quarter. This year-over-year improvement in performance is due to improved gross margins and lower operating expenses resulting from our July 2005 restructuring and the progress made in our core business.

For the first quarter of 2006, we had revenue of 60.7 million compared to 65.7 million in the prior year’s first quarter. The decline in revenue is attributable to the company’s July 2005 decision to exit campaign-driven outbound customer acquisition business and other non-strategic and unprofitable client relationships, which accounted for 900,000 and 15.8 million of the first quarter 2006 and 2005 revenue respectively. Adjusting for this exited business, our first quarter 2006 revenue increased 20%. In terms of sequential performance, our first quarter 2006 revenue was up 1.1 million from the fourth quarter 2005 due to 3 million of growth from the base business offset by declines in the exited business and Part D business.

Q1 2006 gross profit was 7.7 million compared to 6.7 million in the first quarter 2005. This represents a 14% improvement over the prior year’s quarter despite the 8% lower revenue. The improvements in margin to 12.6% from 10.2% in the comparable prior year reflects the benefit of a more profitable client base, efficiencies gained in operations and the reduction in call center overhead. Sequentially, the margins declined as expected from Q4 2005’s rate of 13.1% to the first quarter’s 12.6%. This was due to the impact of previously mentioned employee medical benefits, payroll taxes, and the lower training rate from the ramp up of domestic client business. We continue to expect improving margins from the growth in offshore business and higher production rates.

On the expense front we reported a 21% reduction in operating expenses from 10.1 million in the first quarter of 2005 to 8.1 million in 2006. The 2.1 million decline in operating expenses is primarily the result of the actions taken in our July 2005 restructuring, offset by increases from the adoption of FASB 123-R and employee bonus and incentive accruals. From a liquidity perspective, we continue to be pleased with the improvement in adjusted EBITDA and adjusted free cash flow.

Our adjusted EBITDA for the quarter was 2.6 million, up from a negative 250,000 in the prior year. Adjusted free cash flow also improved by over 4.5 million to 1.7 million. On a sequential basis due to first quarter transitional expenses previously mentioned, adjusted EBITDA declined as anticipated. Adjusted free cash flow improved as a result of lower capital expenditures. We also reduced our net debt to 9.4 million from 11 million at year end and at the end of the quarter had availability under our credit agreement of 10.8 million. Our DSO increased 2 days due to two large clients with extended payment terms. Our capital expenditures for the quarter were 2.1 million which included 1.1 million from leasehold improvements provided by the landlord of our new Green Bay facility.

For the full year we expect capital expenditures to increase by 5 to 8 million depending on the timing of payments for our expansion in the Philippines. This increase coupled with the mix of selected client receivables will cause us to carry a higher net debt balance throughout the year and therefore incur greater interest expense than we previously anticipated. Relative to the July 2005 restructuring plan, we have now completed the exit of all the anticipated client relationships associated with the plan. The total charges for the 2005 restructuring and site closures are expected to be approximately 9 to 11 million. As you know, the majority of these charges have been taken in prior periods with the remaining 2006 charges expected to be approximately 2 million. These charges will carry over into the second and third quarters.

Before I close I would like to add to Bob’s comments on the ramp down of the Part D business in our planned seat expansion. One of our known challenges with the Part D business has been to match the ramp down in call activity with the closure of our domestic call centers. This will include shifting volume as we work to match capacity to demand and improve our efficiency. These shifts will ultimately enable us to concentrate our second year among fewer sites leveraging agent skills and reducing overhead costs.

Also as Bob mentioned, we expect to increase our Manila seating capacity by approximately 2400 seats in the next 18 months, while decreasing domestic capacity by approximately 1000 seats. If you put these pieces together that’s a net increase of about 1400. As you extrapolate that growth it is important to remember that our offshore revenue rate is about half the domestic rates, but has approximately 50% higher margin. This should help you to understand the strategic reasons for our changes.

In summary we had a solid quarter and are encouraged by the strength of our new business growth. With our continued expansion in the Philippines and improvement in operational efficiency we expect to continue to drive the company to profitability.

At this time we will open it up for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. We will take our first question from Jeff Nevins, First Analysis.

<Q – Jeff Nevins>: Good morning guys.

<A – Robert Keller>: Good morning Jeff.

<Q – Jeff Nevins>: On the work station movements you said George that it was, I mean from the press release it looked like it was a net increase of 1000, from where you are today at around 6500, but then there was another 400 there that I had missed. What’s the difference there?

<A – George Hepburn III>: Yeah, the second site that we are opening up across the street from our first site will be going online and be at full production by the end of the second quarter and that is 450 seats.

<Q – Jeff Nevins>: So, you will be up 1400, is that at the end of the year?

<A – George Hepburn III>: No, we will have the 450 seats from the second site in Manila online. We expect to have a portion of the 2,000 seats from the third site, which we estimate to be somewhere between 500 and 750 seats, those will be in production and we will be ramping down our domestic capacity by approximately 1,000 seats before the end of the year.

<A – Robert Keller>: The other piece to that Jeff is, we are – in a increase of our forecast 230 million; we included very little revenue for the third site in Manila, because we only get partial access to it for a limited amount of time in the fourth quarter this year. It has a reasonable amount of expense associated with it, because we need to hire and train the management team prior to the facility opening and then all of the construction costs associated with it.

<Q – Jeff Nevins>: All right, okay. Medicare D, I know the enrollment period ends in May and you are seeing – you’re expecting most of the drop off to be in town in the back half of the year.

<A – Robert Keller>: Yeah, we don’t anticipate much drop off in the second quarter, we would anticipate that when the enrollment period ends which is middle of May, that we would see some drop off there and then frankly pretty steep drop off in the third quarter, leveling out in the fourth quarter.

<Q – Jeff Nevins>: And Bob, what is your feeling on, you know, we talked about before being able to penetrate more of the healthcare market as a result of you know just getting in there and doing a good job with Medicare D, are you seeing any opportunities on that front. And how far long are you?

<A – Robert Keller>: We actually feel great about that, actually from a concentration point of view healthcare now represents between 34% and 35% of our business, it is up I think from around 31 at the end of last year and that’s with the Part D declining and so that is kind of a reflection of new business frankly.

<Q – Jeff Nevins>: Okay, I will just ask one more and hop off, can you give us the vertical breakdown they have for the March quarter.

<A – Robert Keller>: Sure, George, do you have that?

<A – George Hepburn III>: Yes, the – you said on a client basis.
‘
<A – Robert Keller>: No, on the vertical basis

<Q – Jeff Nevins>: We could do client too.

<A – George Hepburn III>: That why I did a double take. The first quarter, our Health Care vertical was approximately 35%, telecommunications was 24%. The business services was 14.5%, financial services approximately 11%, publishing was under 6 and we usually combine some of the rest of it as all other.

<Q – Jeff Nevins>: Okay thanks.

Operator: [Operator Instructions]. We will take our next question from Ron Chest, a private investor

<Q>: Hi, good morning.

<A – Robert Keller>: Good morning Ron.

<Q>: What do you – capital expenditures were going to be 10 to 12 million, is that going to increase to 16 to 18 million?

<A – George Hepburn III>: We were not as high as 12 million in our original expectations, but we really now are expecting it to be in the 15 million range for the year.

<Q>: So 15 million now. And you were going to spend 2.5 on the 450 seats in Manila and how much do you expect to spend on the 2,000 seats?

<A – George Hepburn III>: The general rule of thumb is about 6,500 in capital per seat. We have not completed our negotiation on the 2,000 seat center and the timing of the construction is the key source of negotiation right now, but the timing of those payments on the draw is that we expect to be able to utilize a portion of that facility before it is completely built out. So, again I would suggest we are probably going to be in the three to six million range on the new facility.

<A – Robert Keller>: For this year?

<A – George Hepburn III>: For 2006.

<Q>: But it will obviously cost more than that.

<A – George Hepburn III>: That’s correct.

<Q>: Okay. When will that be up and running completely?

<A – George Hepburn III>: We haven’t really seen that yet Ron, that’s kind of where we are at in terms of timing on full completion, but it is also going to depend on – the shell will be built on by probably the second quarter of next year, but the build out of the seats is contingent upon the clients’ commitments for us to build out seats and computers and technology.

<Q>: So you are not going to build out the 2,000 seats without commitments. Is that right?

<A – George Hepburn III>: That’s correct.

<Q>: And do you have commitments now? You must have commitments now that would cause you – an enthusiasm that would cause you to plan to do this, right?

<A – Robert Keller>: If the demand wasn’t there, we clearly wouldn’t be accelerating the build out into this year given that we are going to get very little revenue impact from it and a fair amount of cost impact from it. We obviously wouldn’t do that just for yucks. So you know, we are very comfortable that the demand is there, and frankly it is there 6 to 9 months in advance of what we anticipated in terms of our Manila growth.

<Q>: When you talked about, let’s see, how much — you said, 50% less revenue in Manila?

<A – Robert Keller>: On a per seat basis.

<Q>: OK. And did you – when you have talked before about being able to increase sales 20% on an annualized basis, you have taken that into account with regard to your plans?

<A – Robert Keller>: We have. You know, one of the other things that we talked about in preparation for this call and I think probably the next call, we will try to provide for you is an industry breakdown, a growth breakdown by seats. Because one of things that you’ll see is that the healthcare vertical is growing significantly faster than the revenue number would indicate, because the majority of the growth is in Manila as opposed to here and so it gets – the growth gets masked a little bit when we give you percentages in terms of revenue versus the domestic base.

<Q>: But you expect this business with 50% less revenue and higher gross margin to produce proportionately greater profitability?

<A – Robert Keller>: Yes.

<Q>: Than domestic business?

<A – Robert Keller>: Oh, absolutely.

<Q>: Even with the lower volume?

<A – Robert Keller>: Absolutely.

<Q>: A digression and then I will stop pretty soon. Are you going to get reimbursed, I didn’t understand that, for this 1.1 million or 1.2 million or has that taken place?

<A – Robert Keller>: Yeah, that’s a non-cash thing, that’s....

<A – George Hepburn III>: The city of Green Bay actually was pleased and did a public announcement there on our commitment to occupy a facility in downtown Green Bay and ribbon cutting and so forth. It is quite a deal there and they committed to leasehold improvements of 3.2 million.

<Q>: Of 3.2 and you fronted 1.2?

<A – George Hepburn III>: No, that’s the first portion of it. The rest of it should probably come in, in the second quarter.

<Q>: I am sorry, I don’t...

<A – Robert Keller>: We didn’t front any of it.

<Q>: Okay.

<A – George Hepburn III>: We submit the bills through to the landlord who is building out that facility and they are paid directly by the city of Green Bay.

<Q>: Okay, so what’s the 1.2 then on the cash flow?

<A – George Hepburn III>: That’s the adjustments for the leasehold improvement that was paid for by the landlord from the city of Green Bay. It was non-cash item for us.

<A – Robert Keller>: From a GAAP perspective, we have to report it as CapEx.

<Q>: Okay, and one more question. Do you want to comment any further and give us better context on the moving out of the profitability and your internal perspective? And if I might just add something to that, could you also comment on whether you have been hitting or exceeding your internal expectations?

<A – Robert Keller>: Yeah, you know, I think our expectation all along was that we would be slightly profitable for 2006 on a full year basis. So our expectation was that we would be marginally unprofitable in the first half of the year and marginally profitable but slightly more than the unprofitable part of the first half of the year. And the real issue is we are growing faster than we planned and the ramp costs associated with and some of the inefficiencies associated with ramping new business are bringing us slightly below profitability for the full year based on our current forecast.

And so, you know, frankly we view it as a very good thing. We think that the shift in volume contribution towards Manila is a very positive thing both in terms of profitability and frankly sustainability. And the product that we are delivering out of our Manila facility is frankly spectacular and so we feel great about it. You know we really, you know, the challenges that we have are growth challenges now and those are good problems to have. And we like how we are positioned and frankly we are running ahead of our expectations, so we feel like it was a very good quarter.

<Q>: How about your experience now with respect to pricing?

<A – Robert Keller>: You know, it is, you know, we continue to believe and I think we are seeing from client to client that because we perform, that our ability frankly, to raise price is pretty good, that our clients view it as a value play. And you know, we exited a client this quarter. We want our entire client base frankly to view it that way, that the service we provide is a value play and is a combination of quality and price and if they don’t, it won’t work. You know, the good thing is that we believe in extraordinarily large measure that our current client base views the world the same way we do. So we think we are pretty well positioned from a pricing point of view.

<Q>: I promise, the last question. When do we start to see profitable results that warrant or that reflects this kind of progress that you are making? We should start to see that in the fourth quarter and carry through without moving it our further into 2007?

<A – Robert Keller>: Yes.

<Q>: Okay, thank you.

Operator: We will go now to a follow up from Jeff Nevins with First Analysis.

<Q – Jeff Nevins>: George, the CapEx number of around 15 million, is that the cash CapEx or is that the non-cash CapEx?

<A – George Hepburn III>: That’s cash CapEx.

<Q – Jeff Nevins>: Okay. So you will be, you know, including leasehold, you would be like 18 or something?

<A – George Hepburn III>: And it could be less than that, I mean again, I have given a pretty big range on the increase because we are just not sure we are not finished negotiating that third site.

<Q – Jeff Nevins>: Okay, and then on the offshore, I just wanted to understand the capacity a little bit more. So you have plans to open this 2,000 seat center but how many – I mean, where do you expect to be at in terms having it deployed by the end of the year, in the Philippines?

<A – Robert Keller>: I mean again, we expect very little revenue in this year. The forecast that we have given you in terms of revenue and profitability is not assuming much of anything in terms of revenue from that site. You know I think our best case scenario would suggest that we could have a third of it up and running for 30 to 45 days and that’d be a best case scenario.

<Q – Jeff Nevins>: Okay, and how many seats do you have in Manila right now?

<A – Robert Keller>: Well we have got about 1,300 production seats in our first facility. We are going to add 400 to 450 in our second facility which comes online in June and frankly is oversubscribed and then we will add the third tranche late in the year.

<Q – Jeff Nevins>: Could you provide a little bit more, I am sorry, bouncing around here. 10% customers, George since you kind of mentioned it, could you just tell me who they were and what their percent was?

<A – George Hepburn III>: Hold on.

<A – Robert Keller>: George can give you the percents, but it is WellPoint, Verizon, T-Mobile, and UPS.

<A – George Hepburn III>: That’s correct, not in that order. It was WellPoint at 18%, UPS at 14.5% Verizon at just short of 14%

<Q – Jeff Nevins>: T-Mobile?

<A – George Hepburn III>: T-Mobile was under 10.

<Q – Jeff Nevins>: Okay, the large and unprofitable client, is that one of those guys?

<A – Robert Keller>: That was T-Mobile.

<Q – Jeff Nevins>: So that is the one that’s going out?

<A – Robert Keller>: Yes.

<Q – Jeff Nevins>: What’s the story on there, Bob? Is it a mutual decision or?

<A – Robert Keller>: Yeah, you know, it was a situation that frankly did not work for either one of us and we’ll clearly – it’s factored into the forecast but we we’ll clearly take a revenue hit in the back half of the year. They were a $25 million client a year ago. And the replacement business that we have for that will ultimately be at higher margins but it is going to be ramping in the third and early fourth quarter. So we won’t see kind of full benefit of that until the end of the year on that side but on a going forward basis it will be more profitable and you know frankly, it matches our client profile a little bit better. We were one of 19 or 20 suppliers to T-Mobile and frankly that’s not the right environment for us.

<Q – Jeff Nevins>: They have that many suppliers? Oh my...

<A – Robert Keller>: Yes

<Q – Jeff Nevins>: Okay, that makes sense. Bob, do you have any other companies or situations? You know T-Mobile kind of at least from our perspective is kind of a new incremental change to the customer base?

<A – Robert Keller>: Yeah.

<Q – Jeff Nevins>: Any other you know issues out there you foresee that could be risks to, you know, things you might change strategically?

<A – Robert Keller>: No, you know, it is, as we look across our client base, I would say we have one other client, significantly less material, that doesn’t quite fit our model and we are working very closely with the client to try to change that. And if there were an impact it wouldn’t be a 2006 impact, it would be a 2007 impact. But it would be significantly less material than this.

The rest of our client base really does match up to what we are looking for, where we are viewed by the client as a partner, where we are a very large, preferably a primary or sole provider of services where they have a vested financial interest in us being successful financially because if we are not, it would impact the quality of service that we could provide to their clients. And that’s what they think about first. And so we feel frankly very good about how we are positioned with clients and – I wish we had for you, we will have it for you next time. When you look at seat utilization concentration, healthcare is significantly higher than the revenue concentration would indicate.

<Q – Jeff Nevins>: All right. Okay. One other question, I am just trying to understand the capacity thing again, it sounds like, the June quarter, you will probably have an additional 500 seats?

<A – Robert Keller>: Yeah, 4 to 500 from the Manila facility, but depending on the – depending on what happens with Part D volume. We may try to consolidate volume prior to that domestically.

<Q – Jeff Nevins>: Okay.

<A – Robert Keller>: Okay

<Q – Jeff Nevins>: Thank you very much.

<A – Robert Keller>: You’re welcome.

Operator: [Operator Instructions]. We will go now to a follow-up from Ron Chess, a private investor..

<Q>: You had talked about a goal with regard to gross margin, I forget which conference call, but my recollection is that it was in the 18 to 20% area. I beg your pardon?

<A – Robert Keller>: I think we said mid to high teens is where this business has performed historically and ultimately we would expect to exceed that.

<Q>: Do you still expect to exceed that?

<A – Robert Keller>: Absolutely.

<Q>: Okay, thank you.

Operator: We will go now to Jeeve Macon with Coresight Capital.

<Q>: Hi guys, thank you for taking the call.

<A – Robert Keller>: No, no problem.

<Q>: I have just, I was hoping you could spell out for me a little bit better what the business might look like as we look to 2007. What would the mix be between offshore and onshore seats as you are currently thinking about it as you enter ’07? And given the revenue that you’re targeting this here and your comments about 20% growth or so. What kind of profitability could you generate at that kind of scale?

<A – Robert Keller>: I don’t know that we have been anywhere close to that explicit. We wouldn’t have, you know, we wouldn’t have chosen to build as aggressively as we are if we didn’t believe that we had demand behind that. We had an opportunity to build out in Manila this year and we chose frankly 450 seats, when we went back we chose 2000 and I think that’s a reasonable reflection of the demand we see. At mid year next year, we will at least have the potentials that have 3750 seats in Manila and with the ramp down in our domestic business in terms of consolidating seats, we are going to be between 4000 and 5000 with our current client base.

<Q>: This would be again the projection for kind of mid next year?

<A – Robert Keller>: Yeah and so, you know, you do the math on that and I think it will tell you what our potential is. We are not suggesting that that’s our forecast this point in time. But, I think it at least can give you some directional perspective about that.

<Q>: And again, just so I’m clear, it’s 4000 to 5000 in the US, 3750 in Manila.

<A – Robert Keller>: Yeah.

<Q>: And currently, how many, at the end of the quarter how many where in Manila?

<A – Robert Keller>: About 1350.

<Q>: Okay. And as a company grows and you know, clearly you see lot of sales opportunities out there, do you see a need to expand the corporate cost, the SG&A significantly? Or should much of this growth start dropping to the bottom line?

<A – Robert Keller>: Yeah. You know, that the – we don’t think that we need to raise the SG&A number very much going forward. We think that there are opportunities within our model to add sales resource as we grow because the level of service we provide is I think significantly higher than most in our industry and as we grow were stretching the capacity that we have today.

And so that might creep up the little bit in terms of absolute numbers from a headquarters perspective. From the headquarters overhead, we don’t anticipate having to increase staff to support the business growth and so it might creep up a little bit on absolute basis. It should decline on a relative basis as we grow.

<Q>: Great. And last question from me, as you look out a year and maybe it’s hard to tell. But, do you have a sense of whether you will see lower concentration from your top few customers, or is it that you are just seeing great growth from the WellPoints, the Verizons, et cetera? Do you think they’ll stay high?

<A – Robert Keller>: No. It is again on an absolute basis, we expect to continue to aggressively grow WellPoint. I would tell you that that’s going to get netted a little bit as the Part D ramps down. But, in terms of the core business revenue we have strong growth there and anticipate more growth there. We continue to grow both in terms of the existing clients and the opportunity for new clients within Verizon and feel good about that. And we continue to perform at a very high level with UPS and they tend to reward people that perform well, and so we believe we have growth opportunities there. Across the remainder of the business we expect – we expect it to be – to grow and be profitable. And so its kind of a question of which comes first and I am not sure, so, but on a absolute basis you know we intend to grow all of them.

<Q>: Great thank you very much, I will follow up offline, thank you.

Operator: [Operator Instructions] And it appears that we have no further questions at this time. Mr. Keller, I will turn the conference back over to you for any additional or closing comments.

Robert J. Keller, President, Chief Executive Officer and Director

Again I appreciate the time and interest that all of you have demonstrated and the questions that you raised. I will close just by saying that when you do as dramatic a restructuring as we did, there is always a little bit of noise in the system for a while. And we feel frankly great about how we are positioned. Our clients are reacting very positively. The demand for our services is high. If you take our current forecast and you back out the impact of T-Mobile and you back out the impact of a Part D ramp down domestically, and then figure that a significant amount of offshore activity is in ramp mode and therefore not at production rates and figure that we are still going to grow the business $10 million more than we had anticipated 90 days ago, I think that will give you a sense of both the confidence we have in our backlog and pipeline and the demand for our services.

And so we like our position and feel very good about our future. So again I appreciate your time and interest today and look forward to talking to you.

Operator: Thank you once again ladies and gentlemen that concludes today’s call thanks for your participation you may disconnect at this time.

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